EXHIBIT 99.2

                             CONTACT:   Tara Taranto
                                        Consolidated Graphics, Inc.
                                        Investor Relations Manager
                                        (713) 787-0977

                                        Betsy Brod/Karen Pagonis
                                        Media: Merridith Ingram/Jennifer Kirksey
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

                CONSOLIDATED GRAPHICS ANNOUNCES CHRIS COLVILLE'S
                     RESIGNATION AS CHIEF FINANCIAL OFFICER

     HOUSTON, TX - September 7, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) today announced the resignation of Chris Colville as Chief Financial Officer to join Murphy Noell Capital in Westlake Village, California as a Managing Director. Mr. Colville's resignation will be effective following a transition period during which CGX will seek to expeditiously fill the vacancy.

     Mr. Colville joined Consolidated Graphics in September 1994 to lead its merger and acquisition activities. He assumed the additional responsibilities of Chief Financial and Accounting Officer in January 1996.

     Joe R. Davis, Chairman and Chief Executive Officer commented, "Chris has been a valued member of our management team that has created a solid foundation for the Company's future. We thank Chris for his many years of dedicated service to Consolidated Graphics and recognize his many contributions to the Company. We regretfully bid him farewell as he leaves Consolidated Graphics and wish him well in his new endeavor."

     Consolidated Graphics, Inc. is the largest sheet-fed commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability and reasonable growth in the economy and in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.